Exhibit 5.1

[ORACLE LETTERHEAD]

October 27, 2014

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission on or about October 27, 2014, in connection with the registration under the Securities Act of 1933, as amended, of 2,045,651 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), of which (i) 26,188 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Stock Purchase Agreement dated as of September 13, 2014 (the “1706045 Ontario Limited Purchase Agreement”), by and among the Company, Friar Acquisition Inc., 1706045 Ontario Limited (“1706045 Ontario”) and certain other parties thereto, (ii) 7,395 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of June 18, 2014 (the “LiveLOOK Merger Agreement”), by and among the Company, OC Acquisition LLC, LiveLOOK, Inc. (“LiveLOOK”) and certain other parties thereto, (iii) 1,729,757 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of June 22, 2014 (the “MICROS Merger Agreement”), by and among the Company, OC Acquisition LLC, MICROS Systems, Inc. (“MICROS”) and certain other parties thereto, and (iv) 282,311 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of July 28, 2014 (together with the 1706045 Ontario Limited Purchase Agreement, the LiveLOOK Merger Agreement and the MICROS Merger Agreement, the “Acquisition Agreements”), by and among the Company, OC Acquisition LLC, TOA Technologies, Inc. (“TOA”) and certain other parties thereto. Pursuant to the Acquisition Agreements, the Company assumed outstanding equity awards of 1706045 Ontario under the 1706045 Ontario Limited Stock Option Plan (the “1706045 Ontario Plan”), outstanding equity awards of LiveLOOK under the LiveLOOK, Inc. 2008 Equity Incentive Plan (the “LiveLOOK Plan”), outstanding equity awards of MICROS under the MICROS Systems, Inc. 1991 Stock Option Plan, as amended (the “MICROS Plan”) and outstanding equity awards of TOA under the TOA Technologies, Inc. Fourth Amended and Restated 2003 Incentive Plan (each, together with the 1706045 Ontario Plan, the LiveLOOK Plan and the MICROS Plan, a “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/S/ BRIAN S. HIGGINS
Brian S. Higgins
Vice President, Associate General Counsel and Assistant Secretary